CNL STRATEGIC RESIDENTIAL CREDIT, INC. 8-K

EXHIBIT 10.2

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty Agreement”) dated as of January 30, 2026, made by CNL Strategic residential credit, inc., a Maryland corporation, as Guarantor, (the “Guarantor” ) for the benefit of GOLDMAN SACHS BANK USA, as Buyer (in such capacity, “Buyer”) and as Repo Agent (in such capacity, “Repo Agent”). Unless otherwise defined herein or in Exhibit A hereto, capitalized terms used herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

W I T N E S E T H :

WHEREAS, Buyer, Repo Agent and RCRED Administrator, LLC, as seller (in such capacity, “Seller”) and as administrator (in such capacity, the “Administrator”) entered into that certain Master Repurchase Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Repurchase Agreement”);

WHEREAS, Guarantor owns (directly or indirectly) 100% of the equity interests in RCRED Asset Holding, LLC (the “Depositor”), which in turn directly owns 100% of the equity interests in Seller, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Repurchase Agreement and the other Program Agreements and the transactions contemplated by the Repurchase Agreement and the other Program Agreements; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty Agreement for the benefit of Buyer and Repo Agent.

NOW, THEREFORE, in consideration of the premises and to induce Buyer and Repo Agent to enter into the Repurchase Agreement and to enter into Transactions thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees with Buyer and Repo Agent as follows:

Article I

NATURE AND SCOPE OF GUARANTY

1.1           Guaranty of Guaranteed Obligation. Guarantor hereby irrevocably and unconditionally guarantees to Buyer and Repo Agent and its successors, transferees and assigns as a primary obligor the prompt and complete payment and performance of the Guaranteed Obligations (as defined herein) by Seller (including in its capacity as Administrator) when due (whether at the stated maturity, by acceleration or otherwise). This Guaranty Agreement shall remain in full force and effect until the Guaranteed Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Obligations under the Repurchase Agreement.

1.2           Defined Terms. As used herein, the following capitalized terms shall have the respective meanings set forth below:

“Guaranteed Obligations” shall mean the prompt and complete payment by Guarantor of (i) any and all actual losses, liabilities, costs and expense incurred by Repo Agent or Buyer as determined by Repo Agent in its reasonable discretion exercised in good faith, arising out of, resulting from or relating to any Unfunded Mortgage Loan or any Unrelated Transaction (including any Obligations not timely paid as a direct or indirect result of the Mortgage Subsidiary’s acquisition or ownership of any Unfunded Mortgage Loan, or the Mortgage Subsidiary having consummated any Unrelated Transaction) and (ii) any and all Obligations arising out of, resulting from (and Obligations not timely paid due to) the occurrence of any Bad Act, irrespective of whether such Obligations are direct or indirect, absolute or contingent, matured or unmatured, or individual, joint or several. The obligations of Guarantor with respect to the Guaranteed Obligations shall be full recourse to Guarantor and all property and assets of Guarantor, whether now owned or hereinafter acquired, and Guarantor shall remain liable hereunder to the extent of the Guaranteed Obligations, pursuant to the terms of this Guaranty.

1.3           Nature of Guaranty. This Guaranty Agreement is an irrevocable, absolute, and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations by Guarantor and not a guaranty of collection. This Guaranty Agreement may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty Agreement may be enforced by Buyer, Repo Agent or Repo Agent on Buyer’s behalf and any subsequent assignee of Buyer or Repo Agent permitted under the Repurchase Agreement and shall not be discharged by such permitted assignment or negotiation of all or part thereof.

1.4           Guaranteed Obligations Not Reduced by Offset. No payment or payments made by Seller, any other guarantor or any other Person or received or collected by Buyer or Repo Agent from Seller, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder until all of the Guaranteed Obligations have been repaid in full; provided that such payment or payments, to the extent actually received by Repo Buyer or Repo Agent, shall be applied in reduction of the outstanding Guaranteed Obligations in accordance with the amount of payment actually received. Guarantor shall remain liable under this Guaranty Agreement until its Guaranteed Obligations are satisfied and paid in full and the Repurchase Agreement and the other Program Agreements are terminated (such date, the “Expiration Date”), notwithstanding that from time to time prior thereto Seller may be free from any Obligations under the Repurchase Agreement.

1.5           Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid by Seller, whether on demand, maturity, acceleration or otherwise, Guarantor shall within three (3) Business Days after written demand (any such demand, a “Payment Demand”) by Buyer or Repo Agent, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount then due on the Guaranteed Obligations to Buyer and Repo Agent at Buyer’s address as set forth herein. Such Payment Demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations pursuant to the Repurchase Agreement. Such Payment Demand shall be deemed made, given and received in accordance with the notice provisions hereof. Guarantor further agrees that whenever it shall make any payment to Buyer or Repo Agent on account of its liability hereunder, it shall notify Repo Agent in writing that such payment is made under this Guaranty Agreement for such purpose. When pursuing its rights and remedies hereunder against Guarantor, Buyer and Repo Agent may, but shall be under no obligation to, pursue the rights, remedies, powers and privileges as it may have against Seller, any other guarantor or any other Person or against any collateral security or guaranty for the Obligations or any right of offset with respect thereto. Any failure by Buyer or Repo Agent to pursue the other rights, remedies, powers or privileges or to collect any payments from Seller, any other guarantor or any other Person or to realize upon any collateral security or guaranty or to exercise any right of offset, or any release of Seller, any other guarantor or any other Person or of any the collateral security, guaranty or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, powers or privileges, whether express, implied or available as a matter of law, of Buyer or Repo Agent against Guarantor.

1.6            No Duty To Pursue Others. It shall not be necessary for Buyer or Repo Agent (and Guarantor hereby waives any rights which Guarantor may have to require Buyer or Repo Agent), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller, any other guarantor or others liable on the Guaranteed Obligations or any other Person, (ii) enforce or exhaust Buyer’s or Repo Agent’s rights against any collateral which shall ever have been or may be given to secure the Guaranteed Obligations, (iii) join Seller, any other guarantor or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty Agreement, or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations or the Obligations. Buyer and Repo Agent shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations or the Obligations.

1.7           Waivers. Guarantor hereby agrees to the provisions of the Program Agreements, and hereby waives notice of (i) any Transactions, whether characterized as loans or advances made by Buyer to Seller, purchases of Purchased Assets by Buyer, or any Purchase Price Increases made by Buyer to the Seller in respect of purchases of additional Underlying Mortgage Loans or Underlying REO Properties, (ii) acceptance of this Guaranty Agreement, (iii) any amendment or extension of the Repurchase Agreement or of any other Program Agreements, (iv) the execution and delivery by Seller and Buyer (and/or Repo Agent) of any other agreement or of Seller’s execution and delivery of any other documents arising under the Program Agreements or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller, or any Default, Event of Default or Servicer Termination Event under the Program Agreements, (vi) Buyer’s or Repo Agent’s transfer or disposition of the Program Agreements, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, or (ix) any other action at any time taken or omitted by Buyer or Repo Agent, and, generally, except to the extent required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty Agreement, the other Program Agreements, or any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

1.8           Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty Agreement, Guarantor shall within three (3) Business Days after written demand by Buyer or Repo Agent, pay Buyer and Repo Agent all actual and reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees and disbursements) paid or incurred by Buyer or Repo Agent, as applicable in enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty Agreement. The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.

1.9           Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer or Repo Agent must rescind or restore any payment, or any part thereof, received by Buyer or Repo Agent in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to Guarantor by Buyer or Repo Agent shall be without effect, and this Guaranty Agreement shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of Guarantor’s obligations hereunder and then only to the extent of such performance.

1.10         No Subrogation. Notwithstanding any payment or payments made by Guarantor hereunder or any set-off or application of funds of Guarantor by Buyer, Repo Agent or any of their respective Affiliates, Guarantor hereby defers all its rights to subrogation with respect to any of the rights of Buyer or Repo Agent against Seller, any other guarantor or any collateral security or guaranty or right of offset held by Buyer or Repo Agent for the payment of the Guaranteed Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Seller in respect of payments made by Guarantor hereunder, until any and all amounts owing to Buyer or Repo Agent on account of the Guaranteed Obligations are paid and satisfied in full and the Repurchase Agreement is terminated. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid and satisfied in full, such amount shall be held by Guarantor in trust for Buyer and Repo Agent, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer and Repo Agent in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer or Repo Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Repo Agent may determine.

1.11        Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of the Seller or any interest in Seller.

Article II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and hereby agrees that its respective obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and hereby waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1           Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Program Agreements, or any other document, instrument, contract or understanding between Seller and Buyer and/or Repo Agent, or any other parties, pertaining to the Guaranteed Obligations, or any failure of Buyer, Repo Agent or any Relevant Party to notify Guarantor of any such action.

2.2           Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer or Repo Agent to Seller.

2.3           Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller, Guarantor or any other Person, or any sale, lease or transfer of any or all of the assets of Seller, Guarantor or any other Person, or any changes in the shareholders, partners, managers or members of Seller, Guarantor or any other Person; or any reorganization of Seller, Guarantor or any other Person.

2.4           Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement, any other Program Agreement, the Guaranteed Obligations or any document or agreement executed in connection with the Repurchase Agreement, any other Program Agreement or the Guaranteed Obligations, for any reason whatsoever, including without limitation, the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Program Agreements or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii)  Seller does not have valid defenses (other than payment in full of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, (v) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, or (vi) the Repurchase Agreement or any of the other Program Agreements have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereunder regardless of whether any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason (other than in full payment or performance of the Guaranteed Obligations).

2.5            Release of Obligors. Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person (including any other guarantor), and Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement, as between Buyer and/or Repo Agent and Guarantor, that other parties (including any other guarantor) will be liable to pay or perform the Guaranteed Obligations, or that Buyer, Repo Agent or Repo Agent on Buyer’s behalf will look to other parties (including any other guarantor) to pay or perform the obligations of Seller under the Repurchase Agreement or the other Program Agreements.

2.6           Other Collateral. The accepting by or on behalf of Buyer and/or Repo Agent of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7           Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8           Care and Diligence. Except to the extent the same shall result from the gross negligence or willful misconduct of Buyer or Repo Agent, the failure of Buyer, Repo Agent or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer or Repo Agent (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9            Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that it is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

2.10         Offset. Any existing or future right of offset, claim or defense of Guarantor, Seller or any other Person against Buyer, Repo Agent or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, other than the payment of the Guaranteed Obligations.

2.11         Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

2.12         Preference. Any payment by Seller to Buyer or Repo Agent is held to constitute a preference under bankruptcy laws, or for any reason Buyer or Repo Agent is required to refund such payment or pay such amount to Seller, Guarantor or any other Person.

2.13         Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence or willful misconduct of Buyer or Repo Agent, any other action taken or omitted to be taken with respect to the Program Agreements, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

Article III

REPRESENTATIONS AND WARRANTIES

To induce Buyer and Repo Agent to enter into the Program Agreements, Guarantor hereby represents and warrants with respect to itself to Buyer and Repo Agent as of the date hereof, and at all times while the Repurchase Agreement and any Transaction thereunder is in effect (i) that all representations and warranties relating to Guarantor contained in the Program Agreements are true and correct and (ii) as follows:

3.1           Benefit. Guarantor owns (directly or indirectly) 100% of the equity interests in the Depositor, which in turn directly owns 100% of the equity interests in Seller. Guarantor has received, or will receive direct or indirect benefit from (i) the execution, delivery and performance by Seller of the Program Agreements, and the transactions contemplated therein, and (ii) the making of this Guaranty Agreement with respect to the Guaranteed Obligations.

3.2           Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any collateral intended to be pledged as security for the payment of the Obligations; provided, however, Guarantor is not relying on such financial condition or such collateral as an inducement to enter into this Guaranty Agreement. Guarantor has and will continue to have independent means of obtaining information concerning Seller’s affairs, financial conditions and business. Buyer and Repo Agent shall not have any duty or responsibility to provide Guarantor with any credit or other information concerning Seller’s affairs, financial condition or business which may come into Buyer’s or Repo Agent’s possession.

3.3           No Representation By Buyer or Repo Agent. None of Buyer, Repo Agent nor any other Person on Buyer’s or Repo Agent’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty Agreement.

3.4            Adequate Capitalization; Solvency. As of the date hereof and after giving effect to this Guaranty Agreement and the contingent obligation evidenced hereby, the fair value of Guarantor’s assets is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on its financial statements in accordance with GAAP) and it is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Guarantor has received reasonably equivalent value in exchange for its obligations under this Guaranty Agreement. Guarantor does not intend to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature. Guarantor has not entered into this Guaranty Agreement in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. No petition in bankruptcy has been filed against Guarantor, and Guarantor has not previously made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Guarantor or any of its properties or assets, and (to its knowledge) no Person is contemplating the commencement of any of the foregoing actions against it.

3.5            Legality. The execution, delivery and performance by Guarantor of this Guaranty Agreement and of Guarantor’s obligations hereunder do not, and will not, (i) require any consent or approval of the directors, shareholders, partners, trustees, members or managers of Guarantor, other than any consents or approvals previously obtained, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of (A) the Governing Documents of Guarantor, or (B) any contractual obligation to which Guarantor is now a party or the rights under which have been assigned Guarantor to or the obligations under which have been assumed by Guarantor or to which the properties or assets of Guarantor is subject or constitute a default thereunder, result in the creation or imposition of any Lien upon any of the properties or assets of Guarantor, other than pursuant to this Guaranty Agreement, (C) conflict with, contravene or violate any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (D) conflict with, contravene or violate any applicable Requirement of Law. This Guaranty Agreement is a legal, valid and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

3.6            Survival. All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations.

3.7            No Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of Guarantor, threatened against Guarantor or any Affiliate of Guarantor or any of their respective properties or assets which, individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect, or which questions or may have an adverse effect on the validity of any of this Guaranty Agreement or any action taken or to be taken in connection with the obligations of Guarantor under this Guaranty Agreement. Guarantor is in compliance with all applicable Requirements of Law.

3.8            Organization; Chief Executive Office. Guarantor (i) has been duly organized or formed and registered and is validly existing and in good standing under the laws and regulations of the state of Maryland, (ii) is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations, consents and approvals in every jurisdiction necessary for the conduct of its business as currently conducted and the performance of its obligations under this Guaranty Agreement, (iii) has all necessary power and authority to own and hold its properties and assets and to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Guaranty Agreement. Guarantor’s chief executive office is 450 S. Orange Avenue, Suite 1400, Orlando, Florida 32801. During the preceding five (5) years, Guarantor has not been known by or done business under any other name, corporate, trade or fictitious, nor filed or had filed against it any bankruptcy receivership or similar petitions, nor has it made any assignments for the benefit of creditors.

3.9            Tax Matters. Guarantor has filed or caused to be filed all income and other tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of Guarantor’s property or assets and all other material taxes, fees or other charges imposed on it or any of Guarantor’s property or assets by any Governmental Authority (other than for any such taxes, if any, which are currently being contested in good faith by appropriate proceedings); no tax Lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

3.10         Full and Accurate Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of Guarantor to Buyer and/or Repo Agent in connection with the negotiation, preparation or delivery of this Guaranty Agreement and the other Program Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole and to the best of Guarantor's knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect (after giving effect to all supplements thereto at or prior to the making of such representation). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by or on behalf of Guarantor to be reasonable at the time made, it being recognized by Buyer and Repo Agent that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

3.11         Material Adverse Effect. To Guarantor’s knowledge, there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect that the Guarantor has not notified Buyer and Repo Agent of in writing.

3.12         Repurchase Agreement. Guarantor has received and reviewed copies of the Program Agreements.

3.13         Exempt Investment Company. Guarantor is exempt from registration as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Guarantor is not subject to any federal or state statute or regulation which limits its ability to guarantee the indebtedness of Seller.

Article IV

COVENANTS OF GUARANTOR

To induce Buyer and Repo Agent to enter into the Program Agreements, Guarantor hereby covenants and agrees with Buyer and Repo Agent that, until payment in full of all Guaranteed Obligations (i) Guarantor shall comply with all covenants relating to Guarantor in the Program Agreements and (ii) Guarantor shall comply with the following covenants:

4.1           ERISA. Guarantor shall not sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan; provided, however, Guarantor may be deemed to hold “plan assets” within the meaning of 29 CFR 2510.3-101 as amended by Section 3(42) of ERISA. The consummation of the transactions contemplated by this Guaranty Agreement will not constitute or result in any non-exempt prohibited transaction, with respect to which Buyer is the party in interest, disqualified person or equivalent, under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

4.2           Litigation. Guarantor will promptly, (A) upon the entry of a judgment or decree against Guarantor or any of its Affiliates in an amount in excess of $10,000,000, or (B) and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer and Repo Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or which are threatened in writing) or other legal or arbitral proceedings affecting Guarantor or any of its Affiliates before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty Agreement or any other Program Agreement, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than $10,000,000 or (iii) which, individually or in the aggregate, if adversely determined would be reasonably likely to have a Material Adverse Effect.

4.3           Existence, etc. Pursuant to the Program Agreements, Guarantor will:

(a)             preserve and maintain (i) its existence, and (ii) all of the rights, privileges and necessary for the operation of its business and for its performance under this Guaranty unless the failure to do so will not have a Material Adverse Effect;

(b)            comply in all respects with all applicable federal, state, national and local laws, ordinances, rules, regulations and orders relating to it, or to its business, properties or operations, including, without limitation, all Requirements of Law, unless the failure to do so will not have a Material Adverse Effect;

(c)             keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP; all such books and records shall be kept at the offices of Guarantor or such other locations as to which written notice has been given to Repo Agent; subject to Section 32 of the Repurchase Agreement, Guarantor shall permit any representatives designated by Repo Agent to visit and inspect the financial records and the property and assets of Guarantor at reasonable times upon reasonable (but no less than two (2) Business Days) prior notice to Guarantor and to make extracts from and copies of such financial records, and permit any representatives designated by Repo Agent to discuss the affairs, finances and condition of Guarantor with its officers thereof and independent accountants. Subject to Section 32 of the Repurchase Agreement, the Guarantor shall reimburse Buyer and Repo Agent for the costs and expenses associated with all such visits;

(d)            not change its jurisdiction of organization or formation and registration unless it shall have provided Repo Agent at least ten (10) days’ prior written notice of such change; or

(e)             pay and discharge all income and other taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

4.4           Financial Reports. Guarantor shall furnish to Repo Agent:

(a)           as soon as available and in any event within sixty (60) days after the end of each calendar quarter, a quarterly report in the form provided to investors of Guarantor, which shall provide the Net Asset Value of Guarantor;

(b)          as soon as available and in any event within sixty (60) days after the end of each quarterly fiscal period of each fiscal year of Guarantor, the unaudited, consolidated balance sheet of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income for such period and the portion of the fiscal year through the end of such period, as at the end of, and for, such period (subject to normal year-end audit adjustments); and

(c)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the audited, consolidated balance sheet of Guarantor, as at the end of such period and the related audited, consolidated statements of income for such period and the portion of the fiscal year through the end of such period, accompanied by an opinion thereon of an independent certified public accountant of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the consolidated financial condition, Net Asset Value and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP.

4.5           Prohibition of Fundamental Changes. Guarantor shall not enter into any transaction that would constitute a Change of Control, or liquidate, wind up or dissolve itself in whole or in part (or suffer any such liquidation, winding up or dissolution) or sell all or substantially all of its properties or assets.

4.6           Transactions with Affiliates. Guarantor shall not enter into any transaction with an Affiliate except (i) transactions specifically contemplated by the Program Agreements, and (ii) other transactions entered into by Guarantor in the ordinary course of business on commercially reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

4.7           Notices. Guarantor shall give notice to Buyer and Repo Agent promptly (but in any event within one (1) Business Day thereafter) upon Guarantor’s receipt of notice or obtaining knowledge of the occurrence of any Default or Event of Default.

4.8           Limitation on Distributions. After the occurrence and during the continuance of any Default or Event of Default arising out of or resulting from a Bad Act, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor (unless the same is necessary for Guarantor to maintain its status as a REIT under the Code or to prevent the imposition of taxes on the Guarantor pursuant to Sections 857 or 4981 of the Code).

4.9           Financial and Management Covenants.

(a)           At all times as of any date of determination, Guarantor shall satisfy the following financial and management covenants (“Guarantor Financial and Management Covenants”):

(i)            (aa) Guarantor’s Net Asset Value as of the last Business Day of any calendar quarter shall not have declined by 30% or more (including the impact of redemptions, withdrawals or distributions) from the Net Asset Value as of the last Business Day of the twelfth calendar month immediately preceding such day, (bb) Guarantor’s Net Asset Value as of the last Business Day of any calendar quarter shall not have declined by 20% or more (excluding the impact of redemptions, withdrawals or distributions) from the Net Asset Value as of the last Business Day of the third calendar month immediately preceding such day, (cc) Guarantor’s Net Asset Value shall not at any time fall below the sum of (i) $15,000,000 and (ii) the product of (A) 50% and (B) any capital commitments made after January 30, 2026, (dd) Guarantor’s Cash Liquidity shall not at any time fall below (i) for the six months following January 30, 2026, $5,000,000 and (ii) thereafter, $10,000,000.

(ii)           [Reserved].

(iii)          Guarantor shall deliver to Buyer and Repo Agent the reports required to be delivered under Section 4.4 within time periods specified by that Section and, in any event, shall deliver such reports within three (3) Business Days after Guarantor is notified that it has breached its obligation to deliver such reports pursuant to Section 4.4.

(b)           simultaneously with the delivery of each report or financial statement referred to in Section 4.4(a), Section 4.4(b) and Section 4.4(c), as applicable, Guarantor shall deliver to Buyer and Repo Agent an Officer’s Certificate, in the form of Exhibit B attached hereto, as of the month, fiscal quarter or year (as applicable) most recently ended (i) setting forth the calculation of each of the financial and management covenants set forth in Section 4.9(a) above, and (ii) certifying that (w) said consolidated financial statements fairly represent the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied (x) Guarantor has complied with all covenants and agreements in the Program Agreements to be performed or observed by it (including financial and management covenants), (y) no Default or Event of Default exists on the date of such certificate, and if any Default or Event of Default then exists, setting forth the details thereof and the action which Seller or Guarantor is taking or propose to take with respect thereto, and (z) to Guarantor’s knowledge, no event or circumstance has occurred and is continuing that would have a Material Adverse Effect (each such Officer’s Certificate, a “Financial and Management Covenant Compliance Certificate”).

4.10         Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.

4.11         Offset. The liabilities and obligations of Guarantor to Buyer and/or Repo Agent hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Buyer, Repo Agent or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

4.12         Full and Accurate Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of Guarantor to Buyer or Repo Agent in connection with the negotiation, preparation or delivery of this Guaranty Agreement and the other Program Agreements or included herein or therein or delivered pursuant hereto or thereto, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect (after giving effect to all supplements thereto at or prior to the making of such representation).

4.13         Organizational Documents. Except as otherwise expressly permitted in the Repurchase Agreement, Guarantor agrees that it shall not amend (and shall not cause the Depositor to amend), nor permit the amendment of Seller’s Governing Documents without the written consent of Repo Agent.

4.14         More Favorable Agreements. Guarantor agrees that no Seller Party nor any of its Subsidiaries shall enter into, amend, or supplement a repurchase agreement, warehouse facility, credit facility or other similar agreement, or any guaranty thereof, with any Person which by its terms includes a provision requiring such agreement to be amended (automatically or otherwise) to include more favorable terms provided to any other counterparty with respect to any guarantees or financial covenants in any other repurchase agreement, warehouse facility, credit facility or other similar agreement, or any guaranty thereof.

4.15         Act of Insolvency. Guarantor shall not take any Act of Insolvency in respect of itself or any other Relevant Party.

Article V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1           Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Seller to Guarantor arising as the consequence of this Guaranty Agreement or the payment or other performance by Guarantor hereunder, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Seller thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation any and all rights and claims of Guarantor against Seller (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Seller or any other Person any amount upon the Guarantor Claims until payment in full of the Guaranteed Obligations.

5.2           Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Seller as debtor, Buyer and Repo Agent shall each have the right to prove its respective claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor agrees to pay over to Repo Agent all such dividends and payments received by Guarantor to the extent necessary to satisfy the Guaranteed Obligations. Upon payment in full of the Guaranteed Obligations, to the extent of any unpaid Guarantor Claims, Guarantor shall become subrogated to the rights of Buyer and Repo Agent against Seller.

5.3           Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty Agreement, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty Agreement and which should have been paid to or received by Buyer or Repo Agent pursuant to the Program Agreements, Guarantor agrees to hold in trust for Buyer and Repo Agent an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees to promptly pay such amounts to Repo Agent for the benefit of Buyer and Repo Agent.

5.4           Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances in favor of Guarantor upon Seller’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances in favor of Buyer and Repo Agent upon Seller’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor, Repo Agent or Buyer presently exist or are hereafter created or attach. Without the prior written consent of Repo Agent, Guarantor shall not (i) exercise or enforce any creditor’s right it may have against Seller, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Seller or securing payment of the Guarantor Claims held by Guarantor.

Article VI

[reserved.]

Article VII

MISCELLANEOUS

7.1           Waiver. No failure to exercise, and no delay in exercising, on the part of Buyer or Repo Agent, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Buyer and Repo Agent hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty Agreement, nor consent to departure therefrom, shall be effective unless in writing and executed by Buyer and Repo Agent, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

7.2            Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by e-mail (with return receipt requested), addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 7.2):

If to Guarantor:

CNL Strategic Residential Credit, Inc.

450 S. Orange Avenue, Suite 1400

Orlando, Florida 32801

Attn: Bradley Yochum

Telephone: 407-540-2541

Fax: 850-617-6383

Email: bradley.yochum@cnl.com

If to Buyer or Repo Agent: Goldman Sachs Bank USA
2001 Ross Ave Suite 2800
Dallas, TX 75201
Attention: Warehouse Lending
Telephone: (212) 902-1000
Group E-mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com with a copy to: Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Warehouse Lending
Telephone: (212) 902-1000
Group E-mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com

A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of e-mail, upon receipt. A party receiving a notice that does not comply with the technical requirements for notice under this Section 7.2 may elect to waive any deficiencies and treat the notice as having been properly given.

7.3           Governing Law. This Guaranty Agreement shall be governed by, and construed in accordance with, New York law, without giving effect to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

7.4           SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY AGREEMENT, BUYER AND REPO AGENT, HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED; AND

(d)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

7.5          WAIVER OF JURY TRIAL. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY AGREEMENT, BUYER AND REPO AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

7.6           Invalid Provisions. If any provision of this Guaranty Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty Agreement, such provision shall be fully severable and this Guaranty Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty Agreement, and the remaining provisions of this Guaranty Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty Agreement, unless such continued effectiveness of this Guaranty Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

7.7            Amendments. This Guaranty Agreement may be amended only by an instrument in writing executed by Guarantor, Buyer and Repo Agent.

7.8           Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that (i) Guarantor may not, without the prior written consent of Repo Agent in its sole and absolute discretion, assign any of its rights, powers, duties or obligations hereunder, and (ii) Buyer and Repo Agent may assign their respective rights, powers, duties and obligation hereunder in connection any assignment by Buyer or Repo Agent under the Repurchase Agreement.

7.9           Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty Agreement.

7.10         Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

7.11         Counterparts; Effectiveness; Electronic Execution. This Guaranty Agreement may be executed in any number of counterparts, including facsimile or electronic (i.e., “pdf” or “tif”) counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

7.12         Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Buyer or Repo Agent, by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer and Repo Agent hereunder shall be cumulative of any and all other rights that Buyer and/or Repo Agent may ever have against Guarantor. The exercise by Buyer, Repo Agent or Repo Agent on Buyer’s behalf of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

7.13         Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Repurchase Agreement, unless such term is otherwise specifically defined herein or in Exhibit A hereto.

7.14         Entirety. This Guaranty Agreement embodies the final, entire agreement of Guarantor, Buyer and Repo Agent with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty Agreement is intended by Guarantor, Buyer and Repo Agent as a final and complete expression of the terms of the Guaranty Agreement, and no course of dealing between Guarantor, Buyer and/or Repo Agent, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty Agreement. There are no oral agreements among Guarantor, Buyer and/or Repo Agent relating to the subject matter hereof.

7.15         Indemnification; Payment of Expenses.

(a)          Guarantor hereby agrees (except as otherwise provided herein) to indemnify and hold harmless the Buyer and Repo Agent and each of their Related Parties (each, an “Indemnitee”) from any and all out-of-pocket damages, losses, claims, liabilities and related costs and expenses (including reasonable external attorneys’ fees and disbursements), or Taxes, awarded against or actually incurred by such Indemnitee to the extent resulting from (i) any third-party investigation, litigation or proceeding or other claims of third parties related specifically to this Guaranty Agreement and (ii) any breach by Guarantor of its obligations under this Guaranty Agreement; provided that such indemnity shall not be available to the extent of any amounts (x) resulting from the gross negligence, knowing violation of law, fraud or willful misconduct of Indemnitee, (y) resulting from any breach of a Program Agreement by Indemnitee as determined by a court of competent jurisdiction or (z) constituting Excluded Taxes. “Related Parties” means, Buyer’s and/or Repo Agent’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

(b)          Guarantor shall (except as otherwise provided herein), immediately upon demand by Repo Agent upon any breach by Guarantor of its obligations under, or any material misrepresentation by Guarantor contained in, this Guaranty Agreement, pay, as incurred, all damages, losses, claims, liabilities and related costs and expenses (including court costs and reasonable attorneys’ fees, disbursements, costs and expenses) incurred by Buyer and/or Repo Agent in the enforcement hereof or the preservation of Buyer’s and/or Repo Agent’s rights hereunder.

(c)           To the fullest extent permitted by applicable law, each party hereto hereby agrees not to assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, as applicable) arising out of, in connection with, or as a result of, this Guaranty Agreement, any other Program Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Transaction or the use of proceeds thereof.

(d)            All amounts due under this Section shall be payable promptly (and in any event within five (5) Business Days after demand therefor by Repo Agent).

7.16         Right of Set-off. If an Event of Default shall have occurred and be continuing, Buyer, Repo Agent and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon notice to Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and other amounts at any time held and other obligations (in whatever currency) at any time owing by Buyer, Repo Agent or any such Affiliate to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor (including the Guaranteed Obligations) now or hereafter existing under this Guaranty Agreement to Buyer, Repo Agent or its respective Affiliates whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not Buyer, Repo Agent or such Affiliate shall have made any demand under this Guaranty Agreement and although such obligations of Guarantor are owed to a branch, office or Affiliate of Buyer or Repo Agent different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Buyer, Repo Agent and each of its respective Affiliates under this Section 7.16 are in addition to other rights and remedies (including other rights of set-off) that Buyer, Repo Agent or such Affiliate may have. Buyer or Repo Agent, as applicable, shall notify Guarantor promptly after any such set-off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application.

7.17         Intent. The parties acknowledge and agree that this Guaranty Agreement is a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of Title 11 of the United States Code, as amended, and a “securities contract” as that term is defined in Section 741(A)(xi) of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the United States Code, as amended, as amended.

7.18         Termination. This Guaranty Agreement shall terminate immediately after the Expiration Date; provided, however, that Guarantor’s obligations under Sections 1.8, 7.1, 7.3, 7.4, 7.5, 7.15 and 7.16 shall survive any such termination.

7.19         Further Assurances. Guarantor agrees to, from time to time upon the request of Buyer or Repo Agent, execute and deliver such further documents and do such other acts and things as Buyer or Repo Agent may reasonably request in order to effectuate the purposes of this Guaranty Agreement.

[SIGNATURES ON NEXT PAGE]

EXECUTED as of the day and year first above written.

CNL STRATEGIC RESIDENTIAL CREDIT, INC.
a Maryland corporation

By:	/s/ Chirag Bhavsar
Name:	Chirag Bhavsar
Title:	Chief Executive Officer

GSB-Balbec - Guarantor Guaranty

AGREED AND ACCEPTED:

GOLDMAN SACHS BANK USA,
as Buyer and Repo Agent

By:	/s/ Charles Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

GSB-Balbec - Guarantor Guaranty

EXHIBIT A

INDEX DEFINED TERMS

(a)         Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Repurchase Agreement.

“Bad Act” shall mean any of the following:

(a)	fraud, malfeasance, misrepresentation (or intentional omission of a material fact), gross negligence, misapplication, conversion or misappropriation of funds, willful misconduct or bad faith by any Designated Party in connection with any Transaction, Unrelated Transaction or any Program Agreement;

(b)        the commission of a criminal act by any Designated Party based upon a burden of proof applicable for a criminal conviction rather than a civil judgment;

(c)        any Designated Party (i) files any litigation or other legal proceeding (other than defenses raised in good faith), or alleges, asserts or otherwise pursues any claim, counterclaim, cause of action, setoff or other right that it may have against Repo Agent or Buyer, the effect of which is to, directly or indirectly delay, oppose, avoid, contest, impede, obstruct, hinder, enjoin or otherwise interfere in any manner with Repo Agent’s or Buyer’s exercise or enforcement of its rights and remedies against any Repurchase Assets or the Collateral, under the Repurchase Agreement, any other Program Agreement or applicable law, or (ii) causes, conspires, colludes with, acts in concert with or solicits any other Person in doing or attempting to do any of the acts described in subclause (i) of this clause (c);

(d)         (x) any incurrence of Indebtedness by Seller other than pursuant to the Repurchase Agreement or as permitted under the Program Agreements, (y) any lien or encumbrance is granted on, or any disposition by Seller of, any property of Seller or any material portion of the Repurchase Assets, in each case other than pursuant to the Repurchase Agreement or any Goldman Affiliate Repo or as expressly permitted under the Program Agreements or (z) the removal, disposal, transfer, sale, assignment or other disposition of any Purchased Asset or any material portion of the other Repurchase Assets from Seller, Mortgage Subsidiary or REO Subsidiary, as applicable, in contravention of the Program Agreements or any Goldman Affiliate Repo;

(e)        (i) the breach by any Designated Party of any representation, warranty, covenant (other than any representation, warranty or covenant set forth in Schedule 1 attached to the Repurchase Agreement) or indemnification obligation in the Repurchase Agreement or any other Program Agreement, or (ii) any representation or warranty made or deemed made by Guarantor or by any Designated Party in any certificate, statement or report delivered in connection therewith being false or misleading;

(f)         any (i) Event of Default occurs pursuant to Section 15.h (Failure to Transfer), and (y) Seller shall not have paid the Repurchase Price at Buyer’s direction pursuant to Section 4.a of the Repurchase Agreement within one (1) Business Day thereof;

(g)        a Change of Control shall have occurred without the prior written consent of Repo Agent;

(h)        (1) any petition for bankruptcy, insolvency, dissolution, liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts, in each case under the Bankruptcy Code or any similar federal or state law, with respect to Seller is filed by, consented to, or acquiesced in by any Relevant Party, (2) any Relevant Party shall collude with or otherwise assist (or solicit or causes to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to any Relevant Party, (3) Seller fails to comply with, and to at all times have complied with, the covenants of the Seller set forth in Section 14 of the Repurchase Agreement, which failure results in a substantive consolidation of Seller with any Affiliate in a bankruptcy or similar proceeding (or the filing by any party of a motion for substantive consolidation in bankruptcy truthfully citing any such failure), (4) any Relevant Party consenting to or colluding in or joining in or participating in an application for, or seeking the entry of an order for relief or the appointment of, a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like with respect to any Relevant Party, any Repurchase Assets or any Collateral (or any portion of any of the foregoing) under any insolvency law, (5) any Relevant Party making an assignment for the benefit of creditors, or admitting in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (6) any Relevant Party seeking (or consenting to any) substantive consolidation of Seller (in connection with a proceeding under the Bankruptcy Code or other insolvency proceeding) with any entity that is not Seller, or (7) any Relevant Party files a petition contesting or opposing any motion made by the Repo Agent or Buyer to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding of any Relevant Party;

(i)         Seller, Mortgage Subsidiary or REO Subsidiary being subject to (1) entity-level income taxation or (2) withholding taxes (or a liability for failure to withhold or deduct taxes) with respect to its direct or indirect beneficial owners or any other Person;

(j)         any regulatory action, suit, proceeding, investigation, claim, allegation, or adverse determination by or before a Governmental Authority (a “Regulatory Proceeding”) that (i) if adversely determined could have a Guaranty Material Adverse Effect, as determined by the Repo Agent in good faith, or (ii) results in Buyer or Repo Agent incurring actual out-of-pocket attorney’s fees and costs arising from a Regulatory Proceeding involving the Purchased Assets, any other Repurchase Assets, any Transaction, any Relevant Party, any Servicer, any Unfunded Mortgage Loan or any Unrelated Transaction; and

(k)        any failure of any Relevant Party to vest, or delay in vesting, in the Buyer a perfected security interest in all of the Purchased Assets, Repurchase Assets and Collateral, free and clear of all Liens.

“Capital Call” shall mean, a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the related Governing Documents or the Subscription Documents.

“Capital Commitment” shall mean, the capital commitment of an Investor in Guarantor in the amount set forth in the applicable Governing Documents or in such Investor’s Subscription Documents, including, for the avoidance of doubt, “Capital Commitment” (or a similar term), as such term is used in the applicable Governing Documents or Investor’s Subscription Documents.

“Cash Liquidity” shall mean, on any date of determination and on a consolidated basis, the sum of (i) unrestricted cash, plus (ii) committed availability on a subscription line or “net asset value” financing facility (to the extent the conditions to borrowing thereof are satisfied as of the applicable date of determination and the proceeds of such borrowing are permitted to be contributed to the Guarantor without violation of law or contract), plus (iii) the product of (x) fifty percent (50%) and (y) Unencumbered Uncalled Capital Commitments.

“Collateral” shall mean the Repurchase Assets, the Underlying Collateral and any additional collateral granted pursuant to the Program Agreements.

“Designated Party” shall mean any Relevant Party, any Manager of Seller, Depositor, any Servicer, each other Person that participated in the servicing or origination of an Underlying Mortgage Loan, Underlying REO Property or Unfunded Mortgage Loan, their respective Affiliates, and the respective officers, directors, employees and agents thereof.

“Expiration Date” shall have the meaning assigned thereto in Section 1.4 hereof.

“Financial and Management Covenant Compliance Certificate” shall have the meaning set forth in Section 4.9(b) hereof.

“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Guaranteed Obligations” shall have the meaning assigned thereto in Section 1.2 hereof.

“Guaranty Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, operations or performance of Guarantor, Depositor and Seller taken as a whole, that would substantially prevent or impair Guarantor's ability to perform any of its obligations under this Guaranty Agreement, (b) the legality, validity, enforceability or collectability of this Guaranty Agreement, (c) the ability of Guarantor to perform under this Guaranty Agreement, or (d) the legality, validity, enforceability or collectability of the Purchased Assets or other Repurchase Assets generally or any material portion of the Purchased Assets or other Repurchase Assets.

“Investor” shall mean, with respect to Guarantorany holder, from time to time, of an equity interest in Guarantor.

“Net Asset Value” shall mean, with respect to Guarantor as of any date of determination, Total Assets minus Total Liabilities, in each case as of such date.

“Net Worth” shall mean, with respect to Guarantor as of any date of determination, the sum of its (i) Net Asset Value and (ii) Unencumbered Uncalled Capital Commitments.

“Subscription Documents” means a subscription agreement or other document executed by an Investor as required in connection with a subscription for shares, partnership interests or other equitable interests in Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Total Assets” shall mean, as of any date of determination, all assets of Guarantor which, in accordance with generally accepted accounting principles in the country in which Guarantor is organized or formed and registered and on a basis consistent with prior periods, would be classified as assets upon the balance sheet of Guarantor as of such date.

“Total Liabilities” shall mean, as of any date of determination, all liabilities of Guarantor which, in accordance with generally accepted accounting principles in the country in which Guarantor is organized or formed and registered and on a basis consistent with prior periods, would be classified as liabilities upon the balance sheet of Guarantor as of such date.

“Unencumbered Uncalled Capital Commitments” shall mean, with respect to each Investor at any time, the portion of such Investor’s Capital Commitment for which there may be a Capital Call which, for the avoidance of doubt, excludes (x) any amount that is subject to a pending but unfunded Capital Call, and (y) any Capital Commitments subject to a Lien securing Indebtedness, except to the extent exceeding the amount of unencumbered Capital Commitments necessary to support the borrowing of such outstanding Indebtedness pursuant to the terms thereof.

(b)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement, and section and paragraph references are to this Guaranty Agreement unless otherwise specified.

(c)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

EXHIBIT B

FORM OF OFFICER’S COMPLIANCE CERTIFICATE (GUARANTOR)

I, ___________________, do hereby certify that I am the duly elected, qualified and authorized officer of CNL Strategic Residential Credit, Inc. (the “Guarantor”). This Certificate is delivered to you in connection with the Guaranty Agreement, dated as of January 30, 2026 (as amended, supplemented and otherwise modified from time to time, the “Guaranty”), by and between the Guarantor and Goldman Sachs Bank USA, as buyer and repo agent. I hereby certify that, as of the date of the financial statements attached hereto, the Guarantor is and has been in compliance with all the terms of the Guaranty and the other Program Documents and, without limiting the generality of the foregoing, I certify that:

Net Asset Value Decline. Guarantor’s Net Asset Value as of the last day of [FISCAL QUARTER] has not declined by more than (i) 20% during any consecutive three (3) calendar month period or (ii) 30% during any consecutive twelve (12) calendar month period. This calculation is provided in Schedule 1 hereto.

Net Asset Vaule Decline. Guarantor’s Net Asset Value as of the last day of [FISCAL QUARTER] is not less than the sum of (i) $15,000,000 and (ii) the product of (A) 50% and (B) any capital commitments made after January 30, 2026.

Maintenance of Liquidity. Guarantor has ensured that, at all times, it has had Cash Liquidity in an amount not less than (i) for the six months following January 30, 2026, $5,000,000 and (ii) thereafter, $10,000,000.

Financial Statements. The financial statements of Guarantor fairly represent the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied.

Compliance. Guarantor has observed or performed in all of its covenants and other agreements, and satisfied in every condition, contained in the Guaranty and the other Program Agreements to be observed, performed and satisfied by it. [If a covenant or other agreement or condition has not been complied with, the Guarantor shall describe such lack of compliance and provide the date of any related waiver thereof.]

No Default. No Default, Event of Default or Margin Deficit has occurred or is continuing. [If any Default, Event of Default or Margin Deficit has occurred and is continuing, the Guarantor shall describe the same in reasonable detail and describe the action the Guarantor has taken or proposes to take with respect thereto, and if such Default or Event of Default has been expressly waived by Buyer in writing, the Guarantor shall describe the Default, Event of Default or Margin Deficit and provide the date of the related waiver.]

Litigation Report: [Except as disclosed below,] no action, judgment, challenge or other litigation event described in Section 14.a of the Repurchase Agreement has occurred or is currently exists in respect of any Relevant Party.

Material Adverse Effect. To Guarantor’s knowledge, no event or circumstance has occurred and is continuing that would have a Material Adverse Effect.

IN WITNESS WHEREOF, I have set my hand this _____ day of ________, ________.

CNL STRATEGIC RESIDENTIAL CREDIT, INC.,
as Guarantor

By:
Name:
Title:

SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE

CALCULATIONS OF FINANCIAL COVENANTS
As of the quarter ended [DATE]

I.	Guarantor’s Net Asset Value

1.	Total Assets	$

2	Uncalled Capital Commitments	$

I.(a)	Total of item 1	$

Less:
3.	Capitalized servicing rights	$
4.	Goodwill	$
5.	Patents	$
6.	Tradenames	$
7.	Trademarks	$
8.	Copyrights	$
9.	Franchises	$
10. 11. 12. 13. 14.	Organizational expenses Deferred expenses Prepaid expenses Prepaid assets Receivables from shareholders, Affiliates or employees	$ $ $ $ $

15.	Any other intangible assets	$

I.(b)	Total of items 2-14	$

I.(c)	Actual Net Asset Value (a minus b)	$

	Guarantor’s Net Asset Value Covenant	$
	Compliance?	Yes / No

II.	Adjusted Net Asset Value Decline
	Actual Net Asset Value I(c) above	$

	Prior Quarter Net Asset Value	$
	Percentage Decline	__%

	Prior Year Net Asset Value	$
	Percentage Decline	__%
	Compliance?	Yes / No

III.	Liquidity
16.	Total cash (other than restricted Cash)	$
17.	Total Unencumbered Uncalled Capital Commitments	$
18.	Calculated Unencumbered Uncalled Capital Commitments (17 times 50%)	$
	Total (of items 16 and 18)	$
	Liquidity Covenant	$
	Compliance?	Yes / No

B-6